EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form S-1 of Tilray, Inc. of our report, dated May 28, 2018, relating to the consolidated and combined balance sheet of Tilray Canada, Ltd. and Dorada Ventures, Ltd. as of December 31, 2015, and the related consolidated and combined statements of net loss and comprehensive loss, changes in stockholder’s deficit, and cash flows for the year then ended, and to the reference to our Firm under the caption “Experts.”

/s/Frank, Rimerman + Co. LLP
Frank, Rimerman + Co. LLP

San Francisco, California

July 9, 2018